Exhibit 99.1

BayHill Capital Corporation Announces Execution of Letters of Intent to acquire Oil and Gas Properties

South Jordan, Utah, June 10, 2009--BayHill Capital Corporation (“BayHill” OTC Bulletin Board: BYHL- news), today announced the execution of letters of intent (LOIs) to acquire oil and gas interests from five separate parties as part of its adoption of a strategic plan to enter into the business of oil and gas production, development, exploration, and the accumulation of oil and gas reserves.

If the LOIs lead to completed agreements, BayHill will issue up to 23,310,000 shares of its common stock to acquire 12,612 acres of oil and gas leases from five entities.  BayHill presently has 2,635,560 shares of common stock issued and outstanding.  If all five transactions are completed, the company would have 26,145,560 shares issued and outstanding prior to any additional fund-raising efforts. It is anticipated by all parties that the Board of Directors of the Company will be reconstituted to include two directors nominated by Genesis Energy Holdings Limited, one director nominated by Pacific Energy & Mining Company, and one director nominated by Retamco.

Properties to be acquired from: Genesis Energy Holdings Limited (0702 HK) known as the Grassy Trails Field, with a total of 5,630 acres, has 7 producing wells which are producing from the Moenkopi A at approximately 3,745 feet.  There is additional potential production from this formation in the Moenkopi B and C zones and from the Sinbad Formation at 3,900 feet. In addition there is a Carbon Dioxide reservoir at approximately 2,500 feet in the Navajo Formation.

Properties to be acquired from Pacific Energy & Mining Company (PEMC.PK) known as the Greater Cisco Field with a total of 4,020 acres, has 5 producing wells which are producing from the Mancos, Dakota and Morrison Formations at depths ranging from 300 feet to 1,100 feet.  There is additional potential production from these formations and from the Deeper Entrada Formation at 3,000 feet.

Properties to be acquired from Nathan Oil LLC known as the Cisco Springs Field with a total of 1,440 acres, has 4 producing wells which are producing from the Morrison Formations at depths ranging from 1,500 feet to 1,900 feet.  There is additional potential production from the Dakota Formation at 1,500 feet.

Properties to be acquired from Cisco Oil LLC known as the Cisco Townsite Field with a total of 100 acres, has 2 producing wells from the Dakota and Morrison Formations at depths ranging from 500 feet to 900 feet.

Properties to be acquired from Retamco Operating, Inc. are:  (1) the South Monument Butte Prospect which is an exploratory prospect with a total of 640 acres.  There are no productive wells on this prospect.  There is potential production from the Green River Formation at 5,500 feet and the Mesaverde Formation at 12,500 feet. and (2) the South Gordon Creek Prospect which is also an exploratory prospect. No wells have yet been drilled on this prospect.  There is potential production from the Ferron Sandstone Formation at 4,000 feet.

As set forth in the LOIs, the parties will use their best efforts to compete definitive purchase agreements in a timely manner.  Closing will be conditioned on the following: completion of an independent reserve analysis and due diligence, agreement on the number of shares to be issued to each of the parties, approval by the Board of Directors, shareholders, and managers of each of the parties as required, and execution of definitive agreements.

Robert K, Bench, BayHill President and Chief Executive Officer stated: “Although we still must complete the anticipated valuation of these properties by an independent petroleum engineer; based on our review of internally generated reserve analysis by the property owners, and based on current oil prices, we believe that these properties could have proved reserves of up to $80 million in gross value, probable reserves of up to $50 million in gross value, and possible reserves of $180 million in gross value. Although there can be no assurance that further analysis by independent engineers will support previous reports or that anticipated oil and gas recoveries will come to fruition, this information was important in our decision to pursue these acquisitions.”

We believe that our strategy to become an independent oil and gas company will deliver asset value growth to our shareholders.  We believe these investments, and continued investment in oil and gas reserves represent a significant opportunity for the following reasons: We have already begun the process of attracting experienced management to the Company. We believe that oil is presently under priced based on historical demand and future supply; further we believe that recent technology and recovery methods along with the present property prices and drilling costs have made development of oil more economical, that global currencies will suffer depreciation compared to commodity prices during the next several years, and that alternative sources of energy, available today, do not become economically comparable to oil at less than $100 per bbl.”

About BayHill Capital Corporation

BayHill owns brands and operates companies related to Internet marketing and product distribution. Commission River Corporation, BayHill’s wholly-owned subsidiary, helps product vendors and advertisers identify and utilize effective marketing methods to find targeted customers. BayHill’s current brands and programs are used by thousands of web entrepreneurs who market a variety of products through the Internet on behalf of advertisers. For product advertisers, BayHill offers simplified access to a large customer market through an expert selling channel.

BayHill’s management and board of directors have determined to also pursue a strategy of engaging in the production, exploration, development, and acquisition of oil and gas reserves in the Rocky Mountain Region of the Western United States.

Forward-Looking Statements

In addition to historical statements, the information set forth herein contains forward-looking statements that involve a number of risks and uncertainties that might adversely affect BayHill’s operating results in the future in a material way.  Certain statements are based upon assumptions as to future events that may not prove to be accurate.  Such risks and uncertainties apply to our current and prospective businesses and include, without limitation: BayHill’s ability to implement, and obtain funding to carry out, its present business and its new growth strategy as an independent oil and gas company, the consequences of the corporate restructuring, the possibility that the proprietary customer base in our current business will not grow as management currently expects, BayHill’s possible inability to obtain additional financing, the possible lack of producing agent growth in our current business, BayHill’s possible lack of revenue growth, BayHill’s possible inability to add new oil and gas properties,  products and services that generate increased sales, BayHill’s possible lack of cash flows, BayHill’s possible failure to hold, attract and keep key personnel, BayHill’s possible failure to replace reserves, BayHill’s use or lack of use of hedging transactions, BayHill’s failure to secure and fund drilling requirements as they become due, BayHill’s failure to obtain drilling services at acceptable prices and terms, weather conditions, technological changes and the possibility of increased competition, significant volatility in oil and gas prices, impact on capital markets by the broad economic downturn, impairment of oil and gas reserves, abandonment of unproved properties, adverse drilling and exploration results, Many of these risks are beyond BayHill’s ability to forecast or control.

Source:  BayHill Capital Corporation
        Contact:  Robyn Farnsworth
        801-816-2529 voice
        801- 816-2527 Fax
        robyn@bayhillcapital.com